Exhibit 99.1

For Immediate Release

For More Information:

Michael G. Sanchez	Andy Mus
Chief Executive Officer	Senior Vice President
Coastal Banking Company Inc.	Marsh Communications LLC
904-321-0400	404-327-7662

Coastal Banking Company Reports Fourth Quarter and Year-End 2007 Earnings

BEAUFORT, S.C., Feb. 8, 2008 – Coastal Banking Company Inc. (OTCBB: CBCO), the holding company for Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., reported net income of $777,490 for the quarter ended Dec. 31, 2007, compared to $843,820, in the fourth quarter of 2006. Diluted earnings per share in the fourth quarter of 2007 were $0.15, compared to $0.41 in the same period in 2006.

The company’s credit quality remained strong in the fourth quarter of 2007, with net charge-offs as a percentage of total loans of 0.05 percent, compared to 0.04 percent in both the third quarter of 2007 and in the fourth quarter of 2006. Allowance for loan losses in the fourth quarter of 2007 totaled $3.7 million, or 1.30 percent of loans outstanding, compared to $3.5 million, or 1.26 percent of loans outstanding, in the previous quarter, and $3.5 million, or 1.19 percent of loans outstanding, in the same period a year ago. Nonaccrual loans as a percentage of total loans at the end of the fourth quarter of 2007 were 0.72 percent, compared to 1.01 percent at the end of the third quarter of 2007 and 0.03 percent at the end of 2006.

“Coastal Banking Company performed relatively well in the fourth quarter, given the fact that it was one of the most difficult markets the banking industry has seen in some time,” said Michael G. Sanchez, chief executive officer. “We maintained our credit quality, modestly increased our loan loss allowance and generated a substantial increase in fee income thanks to the stellar performance of our wholesale mortgage unit, which launched in early September 2007.”

Total assets at Dec. 31, 2007, were $431.6 million, a 1.3 percent increase from $426.2 million at Dec. 31, 2006. Total loans at the end of the fourth quarter were $281.3 million, compared to $291.8 million for the same period a year ago. Total deposits were $345.8 million at the end of the fourth quarter, compared to $340.1 million at the end of the fourth quarter of 2006. Total shareholders’ equity was $46.8 million at Dec. 31, 2007, compared to $43.2 million at the end of 2006.

Net interest income in the fourth quarter of 2007 totaled $3.0 million, compared to $3.4 million a year ago. Noninterest income for the fourth quarter totaled $870,959, nearly double the $438,405 recorded in the fourth quarter of 2006. Noninterest expense was $2.9 million in the fourth quarter of 2007, compared to $2.8 million in the previous quarter and $2.4 million during the forth quarter of 2006.

The increase in noninterest income in the fourth quarter was due primarily to the increase in the gain on sale of residential mortgage loans by the company’s wholesale mortgage division.  The wholesale operations funded $53.8 million in loans available for sale during its four months of operation in 2007, and at the end of 2007 the wholesale division had a pipeline of loans in process of nearly $23.0 million. The wholesale division originates primarily full-documentation, conforming mortgage loans that are pre-sold into the secondary market.

Net income for the year ended Dec.31, 2007, was $2.6 million, or $0.97 in diluted earnings per share, compared to $3.4 million, or $1.24 in diluted earnings per share, for 2006, which included a one-time gain on the sale of real estate that contributed $0.08 to diluted earnings per share. Net interest income totaled $12.6 million for the year ended Dec.31, 2007, compared to $13.3 million last year. Noninterest income for the full year 2007 was $2.3 million, compared to $2.0 million in 2006. Noninterest expense for the year ended Dec.31, 2007, was $10.9 million, compared to $9.6 million in 2006. Net interest margin for the year ended Dec. 31, 2007, was 3.20 percent, a decline of 53 basis points from the net interest margin of 3.73 percent for the year ended Dec. 31, 2006.

“Despite the tumbling of housing markets and loan demand across the U.S. in 2007, we achieved a number of milestones during the year and undertook several important initiatives aimed at generating a new level of growth and profitability for the company, including expanding our presence in existing markets, reaffirming our coastal footprint growth strategy, starting our wholesale lending group and strengthening our management team,” said Sanchez. “These accomplishments give us confidence and optimism about our future as a company and as an investment.”

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $431.6 million-asset bank holding company of Lowcountry National Bank (LNB) in Beaufort, and First National Bank (FNB) of Nassau County in Fernandina Beach, Fla., both of which provide a full range of consumer and business banking services. LNB serves coastal South Carolina through full-service banking offices in Beaufort, Hilton Head and Port Royal. FNB operates two full-service banking offices in Fernandina Beach, Fla., and Meigs, Ga., the later operating under the name of The Georgia Bank. In addition to its banking offices, FNB operates a wholesale lending division based in Atlanta and three commercial loan production offices in Jacksonville, Fla., Savannah, Ga., and Atlanta. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2007	2006
Assets
Cash and due from banks	$4,997,928	$4,774,561
Interest-bearing deposits in banks	2,063,813	1,928,601
Federal funds sold	4,710,397	18,967,745
Securities available for sale, at fair value	87,171,416	60,372,740
Securities held to maturity, at cost	—	16,998,209
Restricted equity securities, at cost	3,683,416	3,710,217
Loans held for sale	20,553,409	1,039,976
Loans, net of unearned income	281,290,645	291,819,946
Less allowance for loan losses	3,653,017	3,474,640
Loans, net	277,637,628	288,345,306
Premises and equipment, net	8,176,488	7,383,595
Cash surrender value of life insurance	6,830,388	6,553,009
Intangible assets	459,144	740,073
Goodwill	10,411,914	10,215,607
Other assets	4,878,469	5,180,430
Total assets	$431,574,410	$426,210,069
Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$25,147,412	$24,366,771
Interest-bearing	320,699,704	315,691,850
Total deposits	345,847,116	340,058,621
Securities sold under agreements to repurchase	2,000,000	2,000,000
Other borrowings	26,772,798	29,973,051
Junior subordinated debentures	7,217,000	7,217,000
Other liabilities	2,990,744	3,789,911
Total liabilities	384,827,658	383,038,583
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01; 10,000,000 shares authorized; 2,402,594 and 2,369,263 shares issued and outstanding in 2006 and 2005, respectively	25,706	24,026
Additional paid-in capital	40,279,194	39,661,823
Retained earnings	6,464,290	3,836,130
Accumulated other comprehensive loss	(22,438)	(350,493
Total shareholders’ equity	46,746,752	43,171,486
Total liabilities and shareholders’ equity	$431,574,410	$426,210,069

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	For the years ended December 31,
	2007	2006
Interest income:
Interest and fees on loans	$23,584,022	$22,629,425
Interest on taxable securities	4,022,456	3,053,776
Interest on nontaxable securities	603,004	420,027
Interest on deposits in other banks	88,516	91,647
Interest on federal funds sold	601,528	537,208
Total interest income	28,899,526	26,732,083
Interest expense:
Interest on deposits	14,478,538	11,845,450
Interest on junior subordinated debentures	560,194	391,932
Interest on other borrowings	1,254,342	1,223,424
Total interest expense	16,293,074	13,460,806
Net interest income	12,606,452	13,271,277
Provision for loan losses	301,500	726,700
Net interest income after provision for loan losses	12,295,952	12,544,577
Non-interest income:
Service charges on deposit accounts	508,354	381,098
Other service charges, commissions and fees	225,583	190,450
Gain on sale of loans	1,157,008	910,558
Gain on sale of real estate	—	321,038
Gain (loss) on sale of securities available for sale	121,041	(13,460
Income from investment in life insurance contracts	287,404	239,944
Other income	21,623	10,167
Total other income	2,321,013	2,039,795
Non-interest expenses:
Salaries and employee benefits	6,339,984	5,400,276
Occupancy and equipment expense	1,077,486	821,727
Advertising fees	277,707	270,773
Amortization of intangible assets	280,929	373,125
Audit fees	322,513	280,424
Data processing fees	817,982	661,301
Director fees	272,674	269,812
Legal and other professional fees	357,150	181,715
Other operating	1,133,269	1,318,650
Total other expenses	10,879,694	9,577,803
Income before income taxes	3,737,271	5,006,569
Income tax expense	1,105,445	1,647,032
Net income	$2,631,826	$3,359,537
Basic earnings per share	$1.04	$1.34
Diluted earnings per share	$0.97	$1.24

See accompanying notes to consolidated financial statements.